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                                                                   EXHIBIT 23.11



The Board of Directors
VerticalOne Corporation:

We consent to the use in this prospectus/proxy statement and related registration statement on Form S-4 of our report dated September 21, 1999, relating to the balance sheet of VerticalOne Corporation as of December 31, 1998, and the related statements of operations, shareholders' deficit, and cash flows for the period from inception (October 8, 1998) through December 31, 1998, which report appears in this prospectus/proxy statement and related registration statement. We also consent to the reference to our firm under the heading "Experts" in the prospectus/proxy statement.



                                    /s/ KPMG LLP

                                    KPMG LLP


Atlanta, Georgia
October 6, 1999